Exhibit 23.5

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Great Elm Capital Group, Inc. of our report dated November 21, 2018, relating to the financial statements of Northwest Medical, Inc. as of December 31, 2017, and for the year ended, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Portland, Oregon

December 21, 2018